DISTRIBUTOR AGREEMENT

                                    BETWEEN

                             OLYMPUS AMERICA INC.,
                          CLINICAL INSTRUMENT DIVISION

                                      AND

                           HEMAGEN DIAGNOSTICS, INC.




                                 March 1, 1996




                             DISTRIBUTOR AGREEMENT

      AGREEMENT effective as of the 1st day of March, 1996, by and between HEMAGEN DIAGNOSTICS, INC., a company organized and existing under the laws of Delaware and having its principal office at 34-40 Bear Hill Road, Waltham, MA 02154 ("VENDOR"), and OLYMPUS AMERICA INC.-Clinical Instrument Division, a company organized and existing under the laws of New York and having its principal office at Two Corporate Center Drive, Melville, New York 11747-3157 ("OLYMPUS").

                              W I T N E S S E T H:

      WHEREAS, VENDOR manufactures and sells a wide variety of highly refined and specialized in vitro diagnostic reagents; and

      WHEREAS, OLYMPUS is a recognized distributor and supplier of clinical, medical, and scientific products; and

      WHEREAS, OLYMPUS desires to engage in the purchase of the Products (as defined in Section 1.10) from VENDOR for the purpose of resale, under the OLYMPUS label, within the Territory; and

      WHEREAS, VENDOR is willing to manufacture and sell the Products for and to OLYMPUS on an exclusive basis within and for resale in North America and Hawaii (and on a non-exclusive basis in all other areas of the Territory) on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties agree as follows:


                            ARTICLE 1. DEFINITIONS.

      1.1 "Affiliate" shall mean a corporation or other entity that controls, is controlled by or is under common control with, the designated party. "Control" shall mean the ownership, directly or indirectly, through one or more intermediaries, of at least 49% of the shares of stock entitled to vote for the election of directors in the case of a corporation (or comparable officers or representatives of the particular entity), or at least 49% of the interest in profits in the case of a business entity other than a corporation, except that in any country of incorporation or registration where the maximum permitted by law is less than 49%, such lower maximum permitted percent shall be substituted.

      1.2 "Agreement" shall mean this Distributor Agreement, including the Recitals, Schedules, and Exhibits hereto, as it may be amended or supplemented from time to time in accordance with its terms.

      1.3 "Agreement Term" shall have the meaning set forth in Section 7.1.

      1.4 "Business Day" shall mean any day which is not a Saturday, Sunday, or bank holiday in the State of New York.

      1.5 "Effective Date" shall mean the date first above written.

      1.6 "FDA" shall mean the United States Food and Drug Administration.

      1.7 "HPB" shall mean the Canadian Ministry of Health - Health Protection Branch.

      1.8 "Intellectual Property" shall have the meaning set forth in Section
6.6.

      1.9 "OLYMPUS Analyzers" shall mean the OLYMPUS PK series of immunohematology analyzers and all successor analyzers thereof.

      1.10 "Products" shall mean, collectively, certain CMV (cytomegalovirus) reagents to be used exclusively on the OLYMPUS Analyzers, a list of which reagents is attached hereto as Schedule 1.10 (which Schedule may be amended from time to time and at any time upon mutual written consent) and which shall conform to the Specifications; documentation to accompany the Products as reasonably required by OLYMPUS; and any Product Changes.

      1.11 "Product Changes" shall mean any changes, improvements, alterations, modifications, new generations, and substitutions to or of the Products or the Products' labelling to include content, size, adhesive, ink, bottles or seals.

      1.12 "Recall" shall have the meaning set forth in Section 3.9.

      1.13 "Specifications" shall mean the specifications of the Products attached hereto as part of Schedule 1.10.

      1.14 "Territory" shall mean the entire world.


                         ARTICLE 2. PURCHASE AND SALE.

      2.1 Territorial Exclusivity.

      (a) During the Agreement Term, VENDOR agrees to sell the Products to OLYMPUS and OLYMPUS shall purchase the Products from VENDOR (if OLYMPUS submits a purchase order therefor) in accordance with and subject to the terms and conditions of this Agreement. OLYMPUS shall be the exclusive distributor of the Products within North America and Hawaii and the non-exclusive distributor of the Products in all other areas of the Territory. VENDOR and VENDOR's Affiliates shall not sell the Products, or CMV reagents based on similar agglutination technology, directly or indirectly, or otherwise provide the Products to any other entity for purposes of resale within North America and Hawaii. During the Agreement Term, if VENDOR or a VENDOR Affiliate sells a Product within North America and Hawaii directly or through a third party, OLYMPUS shall receive from VENDOR a profit passover equal to the product of (a) the difference between (i) the then-current Product price charged to OLYMPUS by VENDOR and (ii) the then-current average sales price of such Product charged by OLYMPUS to its customers, and (b) the number of units of such Product so sold within North America and Hawaii by VENDOR, VENDOR's Affiliate or a third party. Prior to conducting any marketing efforts or completing any sales in any area of the Territory other than in North America and Hawaii, OLYMPUS shall notify VENDOR in writing of its intent to begin such marketing efforts outside of North America and Hawaii. In the event VENDOR appoints an exclusive distributor of the Products in an area of the Territory other than North America and Hawaii, OLYMPUS may no longer distribute the Products in such area of the Territory, but OLYMPUS shall maintain its exclusivity in North America and Hawaii. VENDOR shall give OLYMPUS 30 days' written notice prior to appointing any such exclusive distributor in an area of the Territory other than North America and Hawaii. Notwithstanding anything contained herein to the contrary, in the event the Agreement Term is not extended in accordance with Section 7.1, then, for the final 90 days of the Agreement Term, (i) OLYMPUS's distribution rights in North America and Hawaii hereunder shall become non-exclusive, (ii) OLYMPUS shall be entitled to purchase CMV reagents under OLYMPUS's name (but not sell such CMV reagents) without any liability whatsoever, and (iii) VENDOR shall have the right to market, but not sell, the Products in North America and Hawaii.

      (b) In consideration for its exclusive rights hereunder, OLYMPUS agrees to purchase a minimum of 800,000 PH2000 PK CMV System tests (there are 2,000 tests per kit) per Agreement Term year, provided that VENDOR is not in default under this Agreement. OLYMPUS's liability for failure to purchase such minimum shall be limited to the difference between the dollar amount of such minimum (CONFIDENTIAL TREATMENT REQUESTED) and the dollar amount of PH2000 PK CMV System tests actually purchased by OLYMPUS. OLYMPUS shall not be liable for any other damages, including without limitation indirect, special, incidental, or consequential damages of any kind, including but not limited to damages for lost profits, lost investments, or lost business opportunities.

      (c) Except as set forth in the last sentence of Section 2.1(a)(ii), OLYMPUS shall be entitled to develop (by itself and/or with others) but shall not market or sell CMV reagents based on agglutination technology similar to that which is contained in the Products. However, OLYMPUS shall be entitled to develop, market, and sell (by itself and/or with others) CMV reagents which are not based on agglutination technology similar to that which is contained in the Products.

      2.2 License. VENDOR hereby unconditionally and irrevocably grants to OLYMPUS and OLYMPUS's Affiliates a royalty-free, fully paid-up right to use, market, sell, grant sublicenses to end-users, and/or otherwise dispose of (or have others do any of the foregoing on OLYMPUS's behalf) the Products (exclusively in North America and Hawaii and non-exclusively elsewhere in the Territory). OLYMPUS shall determine all terms and conditions of resale of the Products to its customers, including but not limited to prices.

      2.3 Order Processing. All purchase orders and amendments thereto must be in writing, and should contain (in addition to the information set forth below in Section 2.5, preferred shipping instructions, if any.

      2.4 Product Delivery. All OLYMPUS purchase orders shall be for delivery in not less than 90 days and shall be deemed accepted by VENDOR unless OLYMPUS is notified to the contrary in writing by VENDOR within ten Business Days of VENDOR's receipt of a written purchase order from OLYMPUS. Delivery shall be made by VENDOR to any OLYMPUS destination point within North America or Hawaii designated by OLYMPUS. OLYMPUS may cancel any purchase order provided that such cancellation is made in writing no later than 15 days after VENDOR's receipt of such purchase order. In addition, OLYMPUS may cancel a purchase order if delivery of such purchase order is more than 30 days past due.

      2.5 Conditions of Sale. The order terms and conditions set forth in this Agreement shall govern all orders made under this Agreement and any standard printed forms or other documents of either party (such as those contained on a quotation, proposal, purchase order, or invoice) shall have no force or effect with respect to such orders unless such form or document specifically states that it is an amendment to this Agreement and is signed by an authorized signatory of each party. Title to and risk of loss for the Products sold to OLYMPUS shall pass upon shipment of the Products to OLYMPUS. Except as otherwise set forth in this Agreement to the contrary, (i) OLYMPUS shall reimburse VENDOR for the shipping costs incurred by VENDOR in delivering the Products to OLYMPUS, and (ii) OLYMPUS's purchase order shall fix Product quantities, reference applicable pricing, and set destinations and delivery schedules.

      2.6 Inspection Rights.

      (a) Procedure. OLYMPUS shall have the right, at OLYMPUS's expense, to count and conduct an inspection of the shipped Products for a period of 15 Business Days following receipt of such Products at the designated incoming delivery point or facility. If any Product fails such inspection, OLYMPUS shall notify VENDOR in writing of such failure. OLYMPUS shall be entitled to reject as defective those Product units with a remaining shelf life of twelve months or less. If OLYMPUS fails to reject received Products within the aforementioned 15-Business Day inspection period, such Products shall be deemed accepted. If, after conducting an investigation within 15 Business Days of such written notice, VENDOR concurs that such Products failed to meet OLYMPUS's standards for acceptance, then VENDOR agrees to accept and pay the shipping costs for (i) the return of such defective Product and (ii) the delivery of the replacement Product, provided that the defect is not the result of OLYMPUS negligence or misuse such as the failure to properly store the Product while in OLYMPUS's possession. If, after such investigation, VENDOR disagrees with OLYMPUS, then the parties shall agree upon a mutually acceptable method to determine whether or not the Products should be accepted by OLYMPUS. If the parties fail to agree upon a method within ten Business Days, then the parties shall promptly agree upon an independent quality control laboratory (the "Laboratory") to conduct an inspection of the Products for purposes of determining if the Products should be accepted by OLYMPUS or replaced, at no charge, by VENDOR. The determination of the Laboratory shall be final and binding upon the parties and the party that was proven incorrect in its inspection analysis shall bear the entire cost of the Laboratory inspection. Upon delivery by VENDOR to OLYMPUS of replacement Product, OLYMPUS and VENDOR will follow the inspection, (if necessary) investigation, and (if necessary) resolution procedure set forth in this
Section 2.6(a) with respect to such replacement Product, except that, at this point, in addition to the replacement remedy, OLYMPUS shall have the option of receiving a full refund of the purchase proce paid for the original Product delivered if the replacement Product is found by the Laboratory to be defective or nonconforming. Inspection, testing, acceptance, or use of the Products, or failure to do the same, on any occasion shall not affect VENDOR's obligation under any warranty contained herein or any other rights or remedies available to OLYMPUS whether at law or in equity, and such warranties, rights, and remedies shall survive such inspection, testing, acceptance, and use.

      (b) Certificates of Analysis. Certificates of analysis for each Product will be provided to OLYMPUS at or prior to the time of final Product release and with each shipment of Product. A form of certificate of analysis to be used is attached hereto as Exhibit A. OLYMPUS has the right to reject any materials for which certificates of analysis are not provided, after notification, within two Business Days. VENDOR shall bear the costs and expenses associated with the return of the Product to the VENDOR and will replace the Product at no charge to OLYMPUS.

      (c) Quantity Deficiency. If OLYMPUS finds any quantity deficiency in the Product units received, OLYMPUS may, at its option, (i) require VENDOR to immediately deliver the difference by air freight at VENDOR's expense, or (ii) reduce the purchase price specified in the related purchase order accordingly. If a Product shipment is incomplete (e.g., a kit is missing vials), OLYMPUS may, at its option, (i) require VENDOR to ship an entirely new and complete Product unit (e.g., new kit), rather than simply replace the incomplete aspect of the Product unit, or (ii) reduce the purchase price specified in the related purchase order accordingly.

      (e) Over-shipment. If OLYMPUS finds an over-shipment of Product units, OLYMPUS may store or return the excess Product units to VENDOR, both at VENDOR's risk and expense. If OLYMPUS decides to retain such excess, OLYMPUS shall increase the purchase amount specified in the related purchase order accordingly .

      2.7 Pricing & Payment.

      (a) Pricing. The prices to be charged to OLYMPUS for the Products for the duration of the Agreement Term shall be the prices set forth in Schedule 1.10 attached hereto. The prices to be charged to OLYMPUS for the Products do not include package inserts (OLYMPUS shall provide its own package inserts to VENDOR). OLYMPUS shall be free to set its own Product prices charged to its
(sub)distributors, dealers, and customers.

      (b) Payment. OLYMPUS shall pay for all Products accepted by it no later than 45 days from the date of shipment to OLYMPUS by VENDOR.


                       ARTICLE 3. OBLIGATIONS OF VENDOR.

      3.1 Approvals and Clearances. VENDOR shall ensure that no Product is sold to OLYMPUS before all required FDA pre-market approvals and clearances have been obtained. VENDOR shall supply OLYMPUS with copies of all non-confidential FDA submissions, questions, responses, acceptance letters, and other communications and documentation regarding the Products. In addition, VENDOR shall provide OLYMPUS with reasonable assistance in obtaining other governmental or private approvals and clearances, including without limitation those of the HPB.

      3.2 Bottling, Packing and Labelling; Trademarks.

      (a) All Product bottles, packages and labels shall (i) be designed by OLYMPUS and/or its designees with the assistance of VENDOR, if requested, (ii) be subsequently produced or purchased by VENDOR, and (iii) meet all requirements specified by OLYMPUS in writing. Notwithstanding the foregoing, if any bottling, packaging, or labels are to contain VENDOR's name or trademark, then VENDOR must approve such bottling, packaging, package inserts, or labels, which approval shall not be unreasonably withheld or delayed. The incremental cost of any bottle, package or label changes requested by OLYMPUS (including without limitation engineering and equipment costs) will be borne by OLYMPUS. Such requested changes shall be in writing and shall be reasonable. OLYMPUS shall select and incur the cost of the manufacture, design, text, and vendor of the Product's package inserts, and shall provide such package inserts to VENDOR for shipment along with the Products. VENDOR shall not be liable if shipment of the Products is delayed solely due to OLYMPUS's late delivery or failure to deliver the package inserts to VENDOR.

      (b) VENDOR shall, at no additional charge to OLYMPUS, bottle, pack and label the Products in accordance with OLYMPUS's instructions and the Specifications. VENDOR shall permanently affix OLYMPUS's Product number, trade name, trademark, colors, and logo (the "Authorized Trademarks") and lot numbers on all Product bottling, packaging, labels and other printed materials in accordance with OLYMPUS's instructions. Upon termination or expiration of this Agreement, VENDOR shall not sell any Product which is bottled or packaged in materials containing the Authorized Trademarks. Except as expressly set forth herein, VENDOR shall not acquire any right, title, license or other interest in the OLYMPUS name, or any trade name, trademark, or logo belonging to OLYMPUS. All Product labelling shall comply with all applicable FDA rules and regulations. In addition, VENDOR shall provide OLYMPUS with reasonable assistance in complying with other applicable governmental rules and regulations, including without limitation those of the HPB.

      (c) Any use by VENDOR of the Authorized Trademarks or any trade name, trademark, or logo which is similar to an Authorized Trademark, and the goodwill of any business associated with such trade names, trademarks, or logos, shall inure to the benefit of OLYMPUS.

      (d) Except as set forth in Section 2.2, nothing herein shall give OLYMPUS any right, title, or interest in or license to use any Intellectual Property of VENDOR.

      (e) During the Agreement Term, VENDOR shall not apply VENDOR's or any third party's name, trademark, or logo to the Products or to any bottling, packaging, labels, inserts, or other printed materials provided with the Products, except (i) for an identifying reference stating "Manufactured for Olympus America Inc. by Hemagen Diagnostics, Inc." in a font and location as set forth in Schedule 3.2 attached hereto to the extent to which OLYMPUS may so request and instruct, or if VENDOR may by law be required to identify itself as the manufacturer or supplier thereof or (ii) with respect to Products to be marketed and sold outside of North America and Hawaii under a name other than that of OLYMPUS.

      3.3 Product Changes. VENDOR shall give OLYMPUS 90 days' prior written notice of any proposed Product Changes, which OLYMPUS may accept or reject in its sole and absolute discretion unless such change is required by governmental agency, law, rule or regulation. If a Product Change is not required by governmental agency, law, rule or regulation and OLYMPUS chooses to reject a Product Change, then VENDOR shall continue to manufacture and sell Products to OLYMPUS without implementing such proposed Product Changes. However, if VENDOR implements such Product Change without OLYMPUS's approval, OLYMPUS may, in addition to all other rights and remedies at law or in equity or otherwise, terminate this Agreement and all pending purchase orders pursuan to Section 7.2(c). If OLYMPUS accepts a Product Change, VENDOR shall, prior to implementation, promptly obtain all FDA approvals and clearances required to manufacture the Product and sell the Product (as changed, modified, or added) within the United States, including without limitation validating the Product. No Product Change shall be implemented and effective unless and until it is accepted for sale by OLYMPUS except if such Product Change is required by governmental agency, law, rule or regulation. All Product Changes (including without limitation those required by governmental agency, law, rule or regulation) shall require validation data and protocols that are acceptable to OLYMPUS, which acceptance shall not be unreasonably withheld or delayed. A change of a supplier by VENDOR shall not constitute a Product Change except that OLYMPUS must receive reasonable prior written notice of VENDOR's use of a supplier that had not been previously qualified by VENDOR. Notwithstanding anything contained herein to the contrary, if a Product Change which is required by a governmental agency, law, rule or regulation renders a Product useless with respect to its intended purposes or in connection with the OLYMPUS Analyzers, this Agreement shall be terminated immediately in accordance with
Section 7.2(c).

      3.4 Technical Assistance & Support.

      (a) VENDOR shall furnish to OLYMPUS, without additional charge and for the duration of the Agreement Term and (unless otherwise stated) for a period of one year thereafter, the following technical assistance and support:

            (i) Documentation. All technical information, Material and Safety Data Sheet (MSDS) information, documentation and test data necessary to market, sell and otherwise distribute the Products within the Territory. Such materials shall be consistent with similar information furnished to other distributors or resellers of similar products manufactured by VENDOR. VENDOR hereby grants to OLYMPUS a fully-paid license for the Agreement Term to copy or otherwise reproduce all or portions of VENDOR's brochures, or to incorporate portions of VENDOR-copyrighted material in Product brochures or advertising material composed by OLYMPUS, provided that OLYMPUS shall submit such materials composed by OLYMPUS which incorporate such VENDOR-copyrighted material to VENDOR for prior approval, which approval shall not be unreasonably withheld or delayed. Such license will survive the expiration or termination of this Agreement for a period of time equal to the longest remaining shelf-life of a Product in OLYMPUS's inventory (the "Longest Shelf-life") and such reproduction will be subject to all applicable copyright laws. Notwithstanding anything contained herein to the contrary, those materials which incorporate authorized VENDOR-copyrighted material and which have been disseminated during the Agreement Term and the Longest Shelf-life thereafter, may be used in perpetuity by the recipients thereof.

            (ii) Telephone Support. On-going telephone support, via a non-exclusive toll-free telephone number, to OLYMPUS personnel and, upon request of OLYMPUS, to OLYMPUS's customers. Such telephone support shall respond to all reasonable requests for information or other technical support regarding Product use, storage, handling, shipping, clean-up and disposal, claims, efficacy, and regulatory clearance. Such telephone support shall be available only during VENDOR's normal business hours of 9 a.m. to 5 p.m. (Eastern).

            (iii) On-Site Support. At OLYMPUS's request and at mutually convenient times, VENDOR will provide on-site support at the OLYMPUS facility or customer site to investigate performance problems. When such on-site support is provided within North America and Hawaii, each party shall be responsible for its own costs associated with such visits. If OLYMPUS requests on-site support in an area of the Territory other than North America or Hawaii, OLYMPUS shall be responsible for all of VENDOR's out-of-pocket costs and expenses (including travel, food, and lodging) associated therewith.

      (b) OLYMPUS Training. To assist VENDOR in better understanding the OLYMPUS Analyzers, OLYMPUS will provide VENDOR, at OLYMPUS's sole and absolute discretion, with training on the OLYMPUS Analyzers at no charge to VENDOR, except that VENDOR will be responsible for its travel and lodging expenses in connection therewith.

      3.5 Insurance. Commencing on the first date of Product delivery until the expiration of the most remote statute of limitations in the United States, VENDOR shall maintain product liability insurance with an insurance company in the amount of $1,000,000.00, naming OLYMPUS as an additional insured, for any death or bodily injury or property damage resulting from the manufacture, design, testing, sale, or use of the Products. Copies of all such policies and any certificates or notices thereunder shall be forwarded to OLYMPUS along with prior notice of termination or cancellation of such policies.

      3.6 Audits. OLYMPUS shall have the right (at OLYMPUS's expense) to perform a commercially reasonable audit of VENDOR's compliance with FDA rules and regulations (including without limitation the then current published Good Manufacturing Practices (21 C.F.R. Part 820) and any other applicable laws, rules, or regulations with respect to the Products, during normal business hours and upon prior notice to VENDOR and subject to Article 9-CONFIDENTIAL INFORMATION). The VENDOR facility being audited must be operational during the audit and producing the Product. Olympus shall also receive access to the batch history records of the Products. The parties will cooperate with each other to arrange such visits at mutually convenient times. In addition, OLYMPUS personnel may periodically travel to VENDOR's facilities to observe testing and validation activities, receive information with respect thereto (subject to Article 9-CONFIDENTIAL INFORMATION), and ensure that the Products are being tested in accordance with Good Laboratory Practices (21 C.F.R. Part 58). The parties understand and agree that certain information and documentation may contain certain highly confidential Product formulation trade secrets of VENDOR. VENDOR, in its sole discretion, may give limited or no access to such information or documentation during any OLYMPUS audit or inspection of VENDOR's facilities. The withholding of any such information or documentation pursuant to this Section shall not be deemed in breach of VENDORs obligations under this Agreement. Notwithstanding the foregoing, OLYMPUS must , at a minimum, be permitted to conduct audits of VENDOR (except certain highly confidential Product formulation trade secrets of VENDOR) which comply with the then current published Good Manufacturing Practices (21 C.F.R. Part 820) and any other applicable laws, rules, and regulations.

      3.7 Complaints. In the event OLYMPUS cannot resolve customer complaints regarding the Products, OLYMPUS shall forward such complaints to VENDOR and VENDOR shall conduct a complete and documented investigation and shall respond to and use its best efforts to resolve such complaints in accordance with the requirements for complaint handling as promulgated by the FDA in the then current published Good Manufacturing Practices (21 C.F.R. Part 820) or any other applicable laws, rules, or regulations. All such complaint investigations shall be performed and completed promptly but in no event later than 30 days from receipt of the complaint by VENDOR unless VENDOR is delayed due to third-party circumstances beyond VENDORs control. If as a result of VENDOR's investigation a Product Change is necessary, VENDOR will perform, validate, and document such Product Change in accordance with this Agreement, to OLYMPUS's sole and complete satisfaction and at no charge to OLYMPUS. OLYMPUS shall have the right to review and approve (in writing) all changes or corrective actions resulting from a complaint investigation prior to the implementation of such changes or corrective actions. VENDOR shall notify OLYMPUS immediately of any claims that it receives of Product defects. VENDOR shall maintain a reasonable inventory (i.e., not less than one percent of the total lot) of retention materials for complaint investigations. Retention materials shall be clearly marked as to lot origin.

      3.8 Special Investigations; Inquiries. If the FDA requires any clinical or other investigations to be performed on or with respect to the Products, and VENDOR has ot performed such investigations or if, for any reason, the FDA will not accept the results of VENDOR's investigations, then VENDOR shall use its best efforts in promptly undertaking and completing such investigations. VENDOR agrees to notify OLYMPUS in writing of any formal or informal inquiries relating to the Products by the FDA or HPB, or any other regulatory agency, or any state or Federal government. Included in such notification shall be a copy of the relevant portions of the Form 483 and/or warning letters (in the case of an FDA inquiry) or other similar document left by or subsequently sent by the inquirer to VENDOR.

      3.9 Recalls. In the event that any Product defect or regulatory or governmental action requires a Product's recall, destruction, withholding from the market, or other action (a "Recall"), VENDOR shall bear all costs and expenses of such Recall if such Recall is the result of any act or omission to act attributable solely to VENDOR. OLYMPUS shall reasonably assist VENDOR, at VENDOR's cost and expense, in carrying out any such Recall. OLYMPUS shall bear all costs and expenses of a Recall if such Recall is the result of any act or omission to act attributable solely to OLYMPUS. VENDOR shall reasonably assist OLYMPUS, at OLYMPUS's cost and expense, in carrying out any such Recall. If a Recall is the result of acts or omissions to act attributable to both VENDOR and OLYMPUS, or should it prove impossible to assign fault for such Recall, VENDOR and OLYMPUS shall share the costs and expenses of such Recall equally.

      3.10 Sales Leads. VENDOR shall forward to OLYMPUS any and all inquiries received from Product customers or potential Product customers within North America and Hawaii.


                        ARTICLE 4 OBLIGATIONS OF OLYMPUS

      4.1 Trade and Advertising Practices. OLYMPUS shall not engage in any unfair trade practices or make any false or misleading statements or representations in its advertising, printed material, or otherwise with respect to the Products, VENDOR and/or the VENDOR's Intellectual Property. OLYMPUS shall, at its cost, correct or change any materially objectionable false or misleading statements or representations made by OLYMPUS. If OLYMPUS advertises the Products, such advertising shall be in compliance with all applicable state and federal laws and regulations of the particular area of the Territory.

      4.2 Compliance. OLYMPUS, at its own expense shall comply with all applicable laws, rules and regulations required of it in the areas of the Territory in which it is distributing the Products, in order to market or sell the Products in such areas. OLYMPUS agrees, at its own expense, to comply with all applicable laws, regulations and orders governing the sale, disposition, shipment and import of the Products and to purchase and maintain in effect all licenses, permits and authorizations from all government agencies as may be necessary to perform its obligations hereunder (other than those required by the FDA). Unless such information is proprietary, VENDOR will supply OLYMPUS with any required information (such as FDA 510(k) data) which OLYMPUS shall reasonably request for the sole purpose of obtaining licenses and permits. OLYMPUS will maintain and, when required by the FDA, provide to VENDOR, subject to Article 9 (CONFIDENTIAL INFORMATION) a list of OLYMPUS's lot numbers for the Products with VENDOR's corresponding Product lot numbers (if different). Subject to Article 9 (CONFIDENTIAL INFORMATION), VENDOR shall provide OLYMPUS with any and all information (except certain highly confidential Product formulation trade secrets of VENDOR) which OLYMPUS may require in order to comply with this Section 4.2.

      4.3 Promotional Materials. OLYMPUS shall be responsible for the creation and distribution of its own promotional and marketing materials regarding the Products, and for the development and implementation of all Product marketing and sales strategies. VENDOR shall provide OLYMPUS with reasonable assistance in connection with the foregoing.

      4.4 OLYMPUS Training. OLYMPUS will provide VENDOR, at OLYMPUS's sole and aboslute discretion and at no charge to VENDOR, with training on the OLYMPUS Analyzers at no charge to VENDOR, except that VENDOR shall be responsible for its out-of-pocket costs and expenses (including without limiation travel, food and lodging in connection therewith).

      4.5 Insurance. Commencing on the first date of Product delivery until the expiration of the most remote statute of limitations in the United States, OLYMPUS shall maintain comprehensive general liability insurance (which includes product liability insurance) with an insurance company in the amount of $1,000,000.00 covering its activities hereunder as a distributor of the Products. Evidence of such insurance shall be provided to VENDOR upon reasonable request.


             ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF OLYMPUS.

OLYMPUS hereby represents and warrants to VENDOR, its successors and permitted assigns that:

      5.1 Due Organization. OLYMPUS is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, and has the full power and authority to conduct all activities conducted by it under this Agreement.

      5.2 Authorization to Execute. The person executing this Agreement on behalf of OLYMPUS has been duly authorized to do so by all requisite corporate and other action of OLYMPUS, and this Agreement has been duly executed and delivered to VENDOR by such person.

      5.3 Validity of Agreement. This Agreement is the legal, valid and binding obligation of OLYMPUS, enforceable in accordance with its terms.

      5.4 No Conflict. To the knowledge of OLYMPUS, the execution, delivery and performance of this Agreement by OLYMPUS does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which OLYMPUS is a party. There is no litigation, arbitration or administrative proceeding pending or threatened which would, in any event, conflict with or result in a breach of this Agreement or interfere with OLYMPUS's obligations hereunder.


              ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF VENDOR.

VENDOR hereby covenants, represents and warrants to OLYMPUS, its successors and permitted assigns that:

      6.1 Due Organization. VENDOR is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has the full power and authority to conduct all activities conducted by it under this Agreement.

      6.2 Authorization to Execute. The person executing this Agreement on behalf of VENDOR has been duly authorized to do so by all requisite corporate and other action of VENDOR, and this Agreement has been duly executed and delivered to OLYMPUS by such person.

      6.3 Validity of Agreement. This Agreement is the legal, valid and binding obligation of VENDOR, enforceable in accordance with its terms.

      6.4 No Conflict. To the knowledge of VENDOR, the execution, delivery and performance of this Agreement by VENDOR does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which VENDOR is a party. There is no litigation, arbitration or administrative proceeding pending or threatened which would, in any event, conflict with or result in a breach of this Agreement or interfere with VENDOR's obligations hereunder.

      6.5 Right to Use Technology. VENDOR has the legally enforceable right to use all technology contained within or related to the Products, whether patented or unpatented, and the use of such technology does not violate any agreement, instrument or understanding, oral or written, to which VENDOR is a party.

      6.6 Warranty of Non-Infringement. VENDOR is, and for the Agreement Term VENDOR will be, the sole and exclusive owner of all right, title and interest in and to the Products. The Products do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade name, idea, process, know-how, development, invention, technology, or any other form of intellectual property (collectively "Intellectual Property") not owned by or licensed to VENDOR. VENDOR will promptly notify OLYMPUS of any alleged or actual infringement by VENDOR of any Intellectual Property relating to the Products or their manufacture.

      6.7 Right to Sell for Resale; Ability to Deliver. VENDOR has the right to sell the Products to OLYMPUS for resale by OLYMPUS exclusively within North America and Hawaii and non-exclusively elsewhere in the Territory. VENDOR has and will have the ability to timely deliver, at a minimum, the minimum amount of Products (as set forth in Section 2.1) ordered by OLYMPUS during the Agreement Term.

      6.8 Product Quality.

      (a) The Products to be sold and delivered to OLYMPUS hereunder shall (i) conform to the Specifications, (ii) be merchantable and fit for their particular purpose, (iii) be fully compatible with and suitable for the OLYMPUS Analyzers provided that a modification to the OLYMPUS Analyzers by OLYMPUS or OLYMPUS's Affiliates do not cause the incompatibility or unsuitability, and
(iv) be new and free from defects in design, materials and workmanship.

      (b) VENDOR shall possess a Quality Assurance System that adheres to all applicable laws, rules and regulations, including without limitation the practices and regulations of the FDA (including but not limited to current Good Manufacturing Practices as expressed in 21 C.F.R. Part 820). OLYMPUS have the right to inspect VENDOR's manufacturing facility for such compliance in accordance with Section 3.6 (Audits).

      6.9 Product Warranty.

      (a) With respect to each Product unit sold and delivered to OLYMPUS, VENDOR shall, at no charge to OLYMPUS, replace any defective or non-conforming Product unit by reason of breach of any warranty by VENDOR hereunder, within 45 days after receipt by VENDOR of the defective or non-conforming Product unit. If any replacement Product is found by OLYMPUS to be defective or non-conforming, VENDOR shall, at OLYMPUS's option and at no charge to OLYMPUS, replace or fully refund the purchase price paid for the original defective or non-conforming Product delivered, within 15 days after receipt by VENDOR of the defective or non-conforming replacement Product unit.

      (b) The warranty period for replacement or refund (as the case may be) shall be the useful life of the Product as indicated on the Product bottle. Written notice of non-conforming Product must be received by VENDOR within three months from the end of the Product's useful life. At the time of their receipt by OLYMPUS, the Products shall have a shelf life of at least 12 months. VENDOR shall not be responsible for any variation from the specifications or any failure to satisfy the shelf life requirement to the extent such variation or failure is caused by misuse or improper storage or handling of the Products.

      (c) Shipping costs incurred by OLYMPUS and risk of loss upon return of Product units to VENDOR for replacement or refund (as the case may be) shall be borne by VENDOR. Shipping costs incurred by VENDOR and risk of loss upon delivery of the replacement Product unit to OLYMPUS shall be borne by VENDOR.

      (d) The foregoing warranty shall not limit or exclude OLYMPUS's other remedies hereunder, at law, or in equity.

      6.10 Compliance. VENDOR has ensured and shall continue to ensure that, in manufacturing and selling the Products, it shall (i) comply with all applicable laws and regulations, (ii) not engage in any deceptive or misleading practices, and (iii) obtain and maintain all required pre-market FDA approvals and clearances.

      6.11 Price Warranty. VENDOR warrants that the prices listed on Schedule
1.10 shall include without limitation, bottling, packaging, labeling, storage, boxing, and crating. Additional charges shall be added for insurance and shipping (except as otherwise provided herein), sales taxes and (if OLYMPUS requests) package

      6.12 OLYMPUS Warranties. Any additional warranty offered by OLYMPUS or any modification of VENDOR's warranties without the prior written approval of VENDOR shall be the sole responsiblity of OLYMPUS.

      6.13 Disclaimer. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE WARRANTIES OF VENDOR IN THIS ARTICLE 6 ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED TO OLYMPUS AND TO CONSUMERS AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, IMPLIED OR STATUTORY. ALL WARRANTIES OF VENDOR WITH RESPECT TO THE PRODUCTS ARE SUBJECT TO COMPLIANCE WITH VENDOR'S USE, STORAGE, AND HANDLING INSTRUCTIONS, AND ARE LIMITED TO THE SPECIFIED SHELF LIFE OF THE PRODUCTS.


                        ARTICLE 7. TERM AND TERMINATION.

      7.1 Term. This Agreement shall remain in full force and effect commencing on the Effective Date and expiring on the second anniversary of such date (the "Agreement Term") unless earlier terminated pursuant to Section 7.2. Notwithstanding the foregoing, (i) the parties may, upon mutual written agreement at least 90 days prior to the end of the second year of the Agreement Term, extend the Agreement Term by one additional year and (ii) the Agreement Term may be suspended pursuant to the provisions of Section 10.1 (Force Majeure) of this Agreement.

      7.2 Events of Termination. This Agreement may be terminated without limiting any party's rights to any other remedies:

      (a) Immediately upon written notice by either party (the "Terminating Party") to the other party (the "Breaching Party") if:

            (i) the Breaching Party has not materially performed or has otherwise materially breached its obligations hereunder and if such nonperformance or breach is incapable of cure; or

            (ii) any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or a trustee to take possession of the Breaching Party's assets or any similar proceeding under the law for relief of creditors shall be instituted by or against the Breaching Party; or

            (iii) the Breaching Party shall make an assignment for the benefit of its creditors.

                  The Breaching Party immediately shall notify the Terminating Party in writing of the occurrence of any event of the type described in clauses (a)(ii) and (iii).

      (b) By the Terminating Party upon the expiration of 30 days (or such additional period as the Terminating Party may authorize) after the Breaching Party's receipt of written notice of its breach or non-performance of its material obligations hereunder and if such breach or non-performance is capable of cure and has not been cured within such 30 day period.

      (c) By OLYMPUS upon 30 days' prior written notice to VENDOR of a Product Change rejection pursuant to Seciton 3.3

      7.3 Purchase Orders. Unless OLYMPUS decides that it does not wish to have a purchase order filled, any purchase order placed by OLYMPUS (i) prior to the date that notice of termination is delivered hereunder or the date that this Agreement otherwise expires and (ii) for shipment no later than 90 days after such termination or expiration date; shall be timely delivered to the destination points designated by OLYMPUS, provided that (a) such termination did not arise from OLYMPUS's default and (b) OLYMPUS remits a 50% deposit for those deliveries to be made after the termination or expiration date. Such deposit(s) must be segregated by VENDOR in a separate bank account not intermingled with VENDOR's funds, and shall remain the property of OLMPUS until such time as delivery of the corresponding Products have been made.

      7.4 Rights and Obligations upon Termination. Upon termination of this Agreement, OLYMPUS shall have the right to (i) sell all Products ordered or in inventory and (ii) provide on-going support and service to its customers. Notwithstanding anything contained herein to the contrary and without limiting OLYMPUS's other remedies, in the event this Agreement is terminated and VENDOR is the Breaching Party, OLYMPUS shall have the right to require VENDOR to repurchase (at the price paid by OLYMPUS) any portion of or all ordered Products and OLYMPUS's inventory of Products provided such Products are in their original packaging and suitable for resale by VENDOR. For purposes of this Section, if a Product has at least three months of shelf-life remaining, it can still be considered "suitable for resale" hereunder. In the event this Agreement is terminated and OLYMPUS is the Breaching Party (as defined in Section 7.2), OLYMPUS shall immediately discontinue any previously authorized use of any of VENDOR's intellectual property and shall immediately cease all conduct that might cause anyone to believe that OLYMPUS is authorized to market or sell Products or is otherwise connected with VENDOR, and VENDOR may itself or through others, commence sale, distribution and service of Products in North America and Hawaii.

      7.5 Termination or Expiration Damages. Each party hereto agrees that if this Agreement is terminated rightfully and in good faith by the other pursuant to the terms of this Agreement, the Terminating Party (as defined in Section 7.2) shall not be liable to the other party for any termination compensation whatsoever, whether based upon goodwill established, clientele obtained, expenditures incurred, investments made, activities undertaken or otherwise. Termination of this Agreement for any reason whatsoever shall not relieve either of the parties hereto from making payment of monies due to the other, from fulfilling obligations incurred up to the effective date of termination, or as otherwise expressly provided in this Agreement.

      7.6 Survival. Sections 2.1(b) (last sentence only), 2.1(c), 2.2, 2.4, 2.5, 2.6, 2.7, 3.1, 3.2(b), 3.2(c), 3.2(d), 3.3, 3.4(a), 3.5, 3.7, 3.8, 3.9,
4.1, 4.5, 5.3, 5.4, 6.3, 6.4, 6.5, 6.6, 6.7 (first sentence only), 6.8(a), 6.9,
6.10, 6.11, 6.12, 6.13, 7.3, 7.4, 7.5, and Articles 8, 9, and 10 (except
Section 10.6) shall survive the execution, and termination or expiration of this Agreement.


                          ARTICLE 8. INDEMNIFICATION.

      8.1 Vendor Infringement Indemnity.

      (a) Should any aspect of any Product become the subject of any Intellectual Property infringement claim, action, or proceeding, VENDOR shall either (i) obtain a license that would permit OLYMPUS to exercise all rights granted to it under this Agreement or (ii) modify the Product to render it non-infringing. VENDOR shall bear the cost of such license or modification. Notwithstanding the foregoing, should any aspect of the Product become the subject of any actual Intellectual Property infringement claim, action, or proceeding, OLYMPUS may, without limiting its remedies and at its sole and absolute discretion, either (i) suspend purchases of the Products from VENDOR or (ii) terminate this Agreement, both without any liability whatsoever. In addition, if such Intellectual Property infringement claim, action, or proceeding is found to be meritorious (in the opinion of qualified independent counsel reasonably acceptable to OLYMPUS and VENDOR), OLYMPUS shall have the right to require VENDOR to repurchase (at the price paid by OLYMPUS) any portion of or all ordered Products and OLYMPUS's inventory of Products.

      (b) In addition to its obligations under subsection 8.1(a) above and provided that VENDOR receives prompt written notice of any Intellectual Property infringement claim, action, or proceeding covered by this Section 8.1, VENDOR shall at all times indemnify and hold harmless OLYMPUS, its successors, and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, or each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to (i) the damages, costs, and expenses payable to the third party claiming Intellectual Property infringement, (ii) all of OLYMPUS's reasonable attorneys' fees and disbursements, settlement costs, judgments, court costs and expenses, incurred by OLYMPUS in any action or proceeding between VENDOR and OLYMPUS and/or between OLYMPUS and any third party or otherwise, (iii) reimbursement for the cost of Products that can no longer be sold, and (iv) any other losses, costs, expenses, and damages incurred by OLYMPUS arising out of or resulting from any Intellectual Property infringement claim, action or proceeding between VENDOR and OLYMPUS and/or between OLYMPUS and any third party or otherwise. The failure of OLYMPUS to give prompt notice shall not result in the loss of indemnification unless VENDOR shall have been materially prejudiced thereby.

      (c) OLYMPUS shall not be entitled to the foregoing Intellectual Property infringement indemnity from VENDOR to the extent that the Intellectual Property infringement claim, action, or proceeding arises or results from any changes to the Products made by OLYMPUS without VENDOR's written authorization, provided the Products have not been modified by VENDOR without OLYMPUS's knowledge and prior written consent.

      8.2 VENDOR Product Liability and Other Damage Indemnity.

      (a) VENDOR shall at all times indemnify and hold harmless OLYMPUS, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, or each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of OLYMPUS's reasonable attorneys' fees and disbursements, court costs and expenses, incurred by OLYMPUS in any action or proceeding between VENDOR and OLYMPUS (if OLYMPUS is the prevailing party) and/or between OLYMPUS and any third party (attorneys' fees and disbursements only to the extent VENDOR fails to defend) arising out of or resulting from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding such Product or any component thereof, (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of such Product based upon information supplied to OLYMPUS by VENDOR, (iii) the contents of any labelling, inserts, instruction manuals, or related documentation prepared by VENDOR or based upon information supplied to OLYMPUS by VENDOR, or (iv) a Product Recall. VENDOR shall have the right to control the defense and settlement of a third party claim, action, or proceeding which is the subject of this indemnity, provided that VENDOR shall not voluntarily make any payment, assume any obligation, or settle or compromise an third party claim, action, or proceeding without the express written approval of OLYMPUS (unless such settlement and/or compromise releases OLYMPUS from all liability relating to such third party claim, action, or proceeding).

      (b) OLYMPUS shall not be entitled to the foregoing indemnity from VENDOR to the extent that the claim, action, or proceeding arises or results from (i) representations made by OLYMPUS regarding the Product which are different than or in addition to the representations made by VENDOR to OLYMPUS, or (ii) changes to the Product made by OLYMPUS, provided the Product is not defective and has not been modified by VENDOR without OLYMPUS's knowledge and prior written consent.

      8.3 OLYMPUS Product Liability and Other Damage Indemnity.

      (a)OLYMPUS shall at all times indemnify and hold harmless VENDOR, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, or each of them, from and against any and all claims, liabilities, losses, costs, damages, and expenses, including but not limited to all of VENDOR's reasonable attorneys' fees and disbursements, court costs and expenses, incurred by VENDOR in any action or proceeding between VENDOR and OLYMPUS (if VENDOR is the prevailing party) and/or between VENDOR and any third party (attorneys' fees and disbursements only to the extent OLYMPUS fails to defend) arising out of or resulting from
(I) representations (unless approved by VENDOR) made by OLYMPUS regarding a Product which representations are different than or in addition to the representations made by VENDOR to OLYMPUS, (ii) changes to a Product made by OLYMPUS (provided the Product is not defective and has not been modified by VENDOR without OLYMPUS's knowledge and prior written consent), or (iii) failure of OLYMPUS to follow use, handling, or storage instructions with respect to the Products. OLYMPUS shall have the right to control the defense and settlement of a third party claim, action, or proceeding which is the subject of this indemnity, provided that OLYMPUS shall not voluntarily make any payment, assume any obligation, or settle or compromise an third party claim, action, or proceeding without the express written approval of VENDOR (unless such settlement and/or compromise releases OLYMPUS from all liability relating to such third party claim, action, or proceeding).

      (b) Notwithstanding the foregoing, VENDOR shall not be entitled to the foregoing indemnity from OLYMPUS to the extent that the claim, action, or proceeding arises or results from (i) a defect or alleged defect in a Product, including without limitation defects relating to manufacturing, improper testing, or design, or any breach of warranty regarding such Product or any component thereof, (ii) misrepresentations made in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of such Product based upon information supplied to OLYMPUS by VENDOR, (iii) the contents of any labelling, inserts, instruction manuals, or related documentation prepared by VENDOR or based upon information supplied to OLYMPUS by VENDOR, or (iv) a Product Recall.

      8.4 Notices. Each party shall give prompt written notice to the other of any claim, liability, loss, cost, damage, or expense for which such party seeks indemnification under this Article 8. If the indemnified party wishes to enter the defense of a claim, action, or proceeding being defended by the indemnifying party, the indemnified party may do so at its own cost, with control of the defense of the claim, action, or proceeding remaining with the indemnifying party. If the indemnified party wishes to settle a claim, action, or proceeding for which it is being indemnified under this Article 8, the indemnified party must first obtain the written approval of the indemnifying party.


                      ARTICLE 9. CONFIDENTIAL INFORMATION.

For purposes of this Agreement, the term "Confidential Information" shall mean all documents, clearly marked as "PROPRIETARY" or "CONFIDENTIAL" , relating to the respective products and businesses of the parties which (i) is disclosed, upon request, by one party hereto to the other and (ii) is claimed by the disclosing party to be secret, confidential and proprietary to the disclosing party.

During the Agreement Term and for a period of one year thereafter, each party (except as is explicitly otherwise required hereby) shall keep confidential, shall not use itself or for the benefit of others and shall not copy or allow to be copied, in whole or in part , any Confidential Information disclosed to such party by the other.

The obligations of confidentiality imposed upon the parties by the foregoing paragraph shall not apply with respect to any alleged Confidential Information which:

      (a) is known to the recipient thereof prior to receipt thereof from the other party hereto (as evidenced by said recipient's written or other recorded records);

      (b) is disclosed to said recipient by a third party who has the right to make such disclosure;

      (c) is or becomes a part of the public domain or public knowledge through no fault of the said recipient;

      (d) is independently developed by the recipient (as evidenced by said recipient's written or other recorded records); and

      (e)   is required to be disclosed under operation of law.


                           ARTICLE 10. MISCELLANEOUS.

      10.1 Force Majeure. Each party hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue for so long as the condition constituting such force majeure and any consequences resulting from such condition continues. In addition, in the event the condition constituting the force majeure causes a substantial inability by either party hereto to manufacture, deliver, sell, or otherwise distribute, as the case may be, the Products, the term of this Agreement may be suspended for the period of such inability, but not to exceed six months. For the purposes of this Agreement, force majeure shall mean causes beyond either party's control including, without limitation, acts of God; war, riot or civil commotion; damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster; strikes or other labor disturbances; epidemic; failure or default of public utilities or common carriers; and other similar acts.
(Non)Compliance with laws or government regulations shall not constitute a force majeure event.

      10.2 Relationship. The relationship created between VENDOR and OLYMPUS by this Agreement shall be that of independent contractors. Neither OLYMPUS nor VENDOR shall be deemed an agent, representative, partner, joint venturer, or employee of the other party. Neither VENDOR nor OLYMPUS shall have the right to enter into any contracts or commitments or to make any representations or warranties, whether express or implied, in the name of or on behalf of the other party, or to bind the other party in any respect whatsoever, unless agreed to in writing or expressly permitted in this Agreement.

      10.3 Assignment; Binding Effect.

      (a) Neither party to this Agreement may assign all or any part of its rights and obligations under this Agreement except to an Affiliate without the prior written consent of the other party. No permitted assignment by any party pursuant to this subsection (a) shall result in any additional expense to the other party. Any purported assignment in contravention of this subsection (a) shall, at the option of the non-assigning party, be null and void and of no effect.

      (b) Except as otherwise provided above, this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties.

      10.4 Notices. Any notice or other communication required or permitted to be given to either party under this Agreement shall be given in writing and shall be delivered (i) by hand, or (ii) by registered or certified mail, postage prepaid and return receipt requested, or (iii) by confirmed facsimile transmission; addressed to each party at the following address or such other address as may be designated by such party by notice pursuant to this Section:

      To VENDOR:     Hemagen Diagnostics, Inc.
                     34-40 Bear Hill Road
                     Waltham, MA  02154
                     Fax:  617-890-3748
                     Attention:  General Counsel

      To OLYMPUS:    Olympus America Inc.
                     Clinical Instrument Division
                     Two Corporate Center Drive
                     Melville, New York  11747-3157
                     Fax: 516-844-5692
                     Attention: Division Manager

      with a copy to OLYMPUS's General Counsel at the same address (Fax:
      516-844-5296).

Any notice, consent, or other communication given in conformity with this Section shall be deemed effective when received by the addressee, if delivered by hand or facsimile transmission, and seven days after mailing, if mailed.

      10.5 Governing Law Submission to Jurisdiction. This Agreement and any other documents or instruments related hereto and all transactions hereunder shall be deemed to have been made within and under the laws of the State of New York, including the Uniform Commercial Code of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws rules thereof. Any controversy, dispute or claim instituted by VENDOR with respect to any provision of this Agreement shall be adjudicated exclusively by a court of competent jurisdiction within Suffolk County, the State of New York, or the Federal District Court for the Eastern District of New York. Any controversy, dispute or claim instituted by OLYMPUS with respect to any provision of this Agreement shall be adjudicated exclusively by a court of competent jurisdiction within Middlesex County, the Commonwealth of Massachusetts, or the Federal District Court in the Commonwealth of Massachusetts.

      10.6 Execution of Additional Documents. Each party hereto agrees to execute and deliver such documents as may be necessary or desirable to carry out the provisions of this Agreement.

      10.7 Entire Agreement. Except for OLYMPUS purchase orders pending as of the Effective Date, this Agreement constitutes the entire agreement between VENDOR and OLYMPUS with respect to the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings, representations, and communications, whether written or oral, between or involving VENDOR and OLYMPUS concerning this subject matter, including without limitation the Exclusive Product Agreement between the parties dated as of February 28, 1989 and any amendments thereto (the "Exclusive Product Agreement") are hereby cancelled and superseded. This Agreement may be amended or modified only in a writing executed by both parties, which states that it is an amendment or modification to this Agreement.

      10.8 Severability. If any provision or part thereof of this Agreement is held to be invalid, void or unenforceable, the remaining provisions or parts thereof of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement.

      10.9 Taxes. Except as otherwise expressly provided in this Agreement, each party shall be responsible for payment of its own taxes.

      10.10 Counterparts. This Agreement may be executed in duplicate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same instrument.

      10.11 No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provisions of this Agreement.

      10.12 Headings. The headings contained herein are for reference only and are not a part of this Agreement and shall not be used in connection with the interpretation of this Agreement.

      10.13 Rights and Remedies Cumulative; Damages. All rights and remedies hereunder are cumulative and may be enforced separately or concurrently and from time to time, unless otherwise specifically stated herein. The enforcement of any particular remedy shall not constitute an election of remedies, and no remedy is exclusive unless specifically stated herein. Each party's sole remedy for the breach by the otehr party of any obligations contained in this Agreement shall be recovery of direct damages, if any, and/or termination of this Agreement in accordance with Section 7.2. Except with respect to Section 8.1, in no event shall either pafty be liable to the other party under this Agreement for indirect, special, incidental, or consequential damages of any ind, including but not limited to damages for lost profits, lost investments, or lost business opportunities (collectively "Consequential Damages"). OLYMPUS and VENDOR hereby agree that direct damages shall not include or contain Consequential Damages.

      10.14 Contract Interpretation. Each party hereto acknowledges that it has had ample opportunity to review and comment on this Agreement. This Agreement shall be read and interpreted according to its plain meaning and an ambiguity shall not be construed against either party. It is expressly agreed by the parties that the judicial rule of construction that a document should be more strictly construed against the draftsperson thereof shall not apply to any provision of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



HEMAGEN DIAGNOSTICS, INC.

By: /s/ Carl Franzblau

Name: Carl Franzblau
Title: President



OLYMPUS AMERICA INC.-Clinical Instrument Division


By: /s/ Stephen Weiss

Name: Stephen Weiss
Title: Vice President & Division Manager





                                 SCHEDULE 1.10

                      PRODUCTS, PRICING AND SPECIFICATIONS




CONFIDENTIAL TREATMENT REQUESTED



                      ALSO SEE ATTACHED FOR SPECIFICATIONS



CONFIDENTIAL TREATMENT REQUESTED



                                  SCHEDULE 3.2

                          MANUFACTURER IDENTIFICATION



1.    Package Inserts

      In the next scheduled revision or printing of the package inserts for the PK CMV System and PK CMV System Controls, the following manufacturer identification will be incorporated:

Manfactured by:                          Manufactured for:
HEMAGEN DIAGNOSTICS INC.                 OLYMPUS AMERICA, INC.
Waltham, MA 02154                        Melville, NY 11747

This information will be on the last page of the package inserts for PK CMV System and PK CMV System contorls, in a font and type size equivalent to that used in the text of the body of the package insert.

2.    PK CMV System Kit

In the next scheduled revision or printing of the artwork for the PK CMV System, the following manufacturer identification will be incorporated:

Manfactured by:                          Manufactured for:
HEMAGEN DIAGNOSTICS INC.                 OLYMPUS AMERICA, INC.
Waltham, MA 02154                        Melville, NY 11747

This information will be incorporated on the back panel of the Kit, in an equivalent font and type size equivalent to that used for the components, active ingredients, and distributor information.